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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3 )*


                                  Compugen Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                Ordinary Shares, nominal value NIS 0.01 per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    M25722105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[X] Rule 13d-1(d)

-------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
CUSIP NO. M25722105                                            PAGE 2 of 9 PAGES
--------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                   Apax Israel GP Inc.
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware
--------------------------------------------------------------------------------
                        5.  SOLE VOTING POWER
                                     0
                        --------------------------------------------------------
   NUMBER OF SHARES     6.  SHARED VOTING POWER
BENEFICIALLY OWNED BY                384,615
EACH REPORTING PERSON   --------------------------------------------------------
         WITH           7.  SOLE DISPOSITIVE POWER
                                     0
                        --------------------------------------------------------
                        8.  SHARED DISPOSITIVE POWER
                                     384,615
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   384,615
--------------------------------------------------------------------------------
10.       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                                 [ ]

--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   1.5%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (See Instructions)
                   CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. M25722105                                            PAGE 3 of 9 PAGES
--------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                   Apax Israel Partners II, L.P.
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware
--------------------------------------------------------------------------------
                        5.  SOLE VOTING POWER
                                     0
                        --------------------------------------------------------
   NUMBER OF SHARES     6.  SHARED VOTING POWER
BENEFICIALLY OWNED BY                384,615
EACH REPORTING PERSON   --------------------------------------------------------
         WITH           7.  SOLE DISPOSITIVE POWER
                                     0
                        --------------------------------------------------------
                        8.  SHARED DISPOSITIVE POWER
                                     384,615
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   384,615
--------------------------------------------------------------------------------
10.       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                                 [ ]

--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   1.5%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (See Instructions)
                   PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. M25722105                                            PAGE 4 of 9 PAGES
--------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                   Apax Europe IV GP Co. Limited
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
                            Guernsey, Channel Islands
--------------------------------------------------------------------------------
                        5.  SOLE VOTING POWER
                                     0
                        --------------------------------------------------------
   NUMBER OF SHARES     6.  SHARED VOTING POWER
BENEFICIALLY OWNED BY                1,384,615
EACH REPORTING PERSON   --------------------------------------------------------
         WITH           7.  SOLE DISPOSITIVE POWER
                                     0
                        --------------------------------------------------------
                        8.  SHARED DISPOSITIVE POWER
                                     1,384,615
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   1,384,615
--------------------------------------------------------------------------------
10.       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                                 [ ]

--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   5.5%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (See Instructions)
                   CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. M25722105                                            PAGE 5 of 9 PAGES
--------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                   Apax Europe IV, GP L.P.
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware
--------------------------------------------------------------------------------
                        5.  SOLE VOTING POWER
                                     0
                        --------------------------------------------------------
   NUMBER OF SHARES     6.  SHARED VOTING POWER
BENEFICIALLY OWNED BY                1,384,615
EACH REPORTING PERSON   --------------------------------------------------------
         WITH           7.  SOLE DISPOSITIVE POWER
                                     0
                        --------------------------------------------------------
                        8.  SHARED DISPOSITIVE POWER
                                     1,384,615
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   1,384,615
--------------------------------------------------------------------------------
10.       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                                 [ ]

--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   5.5%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (See Instructions)
                   PN
--------------------------------------------------------------------------------

                                                               PAGE 6 of 9 PAGES

Item 1.   (a)    Name of Issuer:

                 Compugen Ltd.

          (b)    Address of Issuer's Principal Executive Offices:

                 72 Pinchas Rosen Street
                 Tel Aviv 69512
                 Israel

Item 2.   (a)    Name of Person Filing:

                 (i) Apax Israel GP Inc., a Delaware corporation, (ii) Apax Israel Partners II, L.P., a Delaware limited Partnership, (iii) Apax Europe IV GP Co. Limited, a Guernsey limited partnership, and (iv) Apax Europe IV, GP L.P., a Delaware limited partnership, under the following capacities:

                        Apax Israel GP Inc. is the General Partner of Apax Israel Partners II, L.P., which is the General Partner of the following funds, each of which owns Ordinary Shares of the Issuer:

                            Apax Israel II (Israel) LP
                            Apax Israel II Entrepreneur's Club (Israel) LP Apax Israel II L.P.
                            Apax Israel II Entrepreneur's Club L.P.

                        Apax Europe IV GP Co. Limited is the General Partner of Apax Europe IV GP, L.P., which is the Managing General Partner of the following funds, each of which owns Ordinary Shares of the Issuer:

                            Apax Europe IV - A, L.P.
                            Apax Europe IV - B, L.P.
                            Apax Europe IV - C GmbH & Co.KG
                            Apax Europe IV - D, L.P.
                            Apax Europe IV - E, L.P.
                            Apax Europe IV - F, C.V.
                            Apax Europe IV - G, C.V.
                            Apax Europe IV - H GmbH & Co.KG

                 The filing of this statement is not an admission by any Reporting Person that such Reporting Person and any other Reporting Person or Reporting Persons constitute a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or Rule 13d-5 thereunder or that any Reporting Person is the beneficial owner of any securities owned by any other Reporting Person.

                                                               PAGE 7 OF 9 PAGES

          (b)    Address of Principal Business Office or, if none, Residence:

                 Apax Israel GP Inc. and Apax Israel Partners II, L.P. 15 Portland Place
                 London, W1B 1PT England

                 Apax Europe IV GP Co. Limited and Apax Europe IV, GP L.P. 13 - 15 Victoria Road
                 St Peter Port
                 Guernsey, Channel Islands GY1 3ZD

          (c)    Citizenship:

                 Apax Israel GP Inc., Apax Israel Partners II, L.P., and Apax Europe IV, GP L.P.
                 Delaware

                 Apax Europe IV GP Co. Limited
                 Guernsey, Channel Islands

          (d)    Title of Class of Securities:

                 Ordinary Shares, nominal value NIS 0.01 per Share

          (e)    CUSIP Number:

                 M25722105

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

      (a) [ ]    Broker or dealer registered under Section 15 of the Act.
      (b) [ ]    Bank as defined in Section 3(a)(6) of the Act.
      (c) [ ]    Insurance company as defined in Section 3(a)(19) of the Act.
      (d) [ ]    Investment company registered under Section 8 of the Investment
                 Company Act of 1940.
      (e) [ ]    An investment adviser in accordance with
                 ss.240.13d-1(b)(1)(ii)(E).
      (f) [ ]    An employee benefit plan or endowment fund in accordance with
                 ss.240.13d-1(b)(1)(ii)(F).
      (g) [ ]    A parent holding company or control person in accordance with
                 ss.240.13d-1(b)(1)(ii)(G).
      (h) [ ]    A savings associations as defined in Section 3(b) of the
                 Federal Deposit Insurance Act.
      (i) [ ]    A church plan that is excluded from the definition of an
                 investment company under Section 3(c)(14) of the Investment
                 Company Act of 1940.
      (j) [ ]    Group, in accordance withss.240.13d-1(b)(1)(ii)(J).

Item 4.   Ownership.

      (a) Amount beneficially owned:

          See row 9 of Cover Page for each Reporting Person.

                                                               PAGE 8 OF 9 PAGES

      (b) Percent of class:

          See row 11 of Cover Page for each Reporting Person

      (c) Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote NIL.

          (ii)  Shared power to vote or to direct the vote:
                See row 6 of Cover Page for each Reporting Person.

          (iii) Sole power to dispose or to direct the disposition of NIL.

          (iv) Shared power to dispose or to direct the disposition of See row 8 of Cover Page for each Reporting Person.

Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

          Not applicable.

Item 8.   Identification and Classification of Members of the Group.

          Not applicable.

Item 9.   Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certification.

          Not applicable.

                                                               PAGE 9 OF 9 PAGES



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         12 February 2003
-------------------------------------
              (Date)


APAX ISRAEL GP INC.                          APAX ISRAEL PARTNERS II, L.P.
                                             BY:  APAX ISRAEL GP INC.
                                                      its General Partner

BY:      /s/  Allan Barkat                   BY:      /s/  Allan Barkat
   ----------------------------------           -------------------------------
            (Signature)                                  (Signature)

       Allan Barkat, Director                       Allan Barkat, Director
-------------------------------------        ----------------------------------
           (Name/Title)                                  (Name/Title)

APAX EUROPE IV GP CO. LIMITED                APAX EUROPE IV, GP L.P.
                                             BY:  APAX EUROPE IV GP CO. LIMITED
                                                      its General Partner

BY:     /s/ Connie AE Helyar                BY:      /s/ Connie AE Helyar
   ----------------------------------           -------------------------------
            (Signature)                                   (Signature)

     Connie AE Helyar, Director                   Connie AE Helyar, Director
-------------------------------------        ----------------------------------
           (Name/Title)                                  (Name/Title)


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. Seess.240.13d-7 for other parties for whom copies are to be sent.

Attention:  Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

                                     EXHIBIT

                             JOINT FILING AGREEMENT

            In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agree to the joint filing of a statement on Schedule 13G, including amendments thereto, with respect to the ordinary shares of Compugen Ltd., and further agree that this Joint Filing Agreement be included as an exhibit to such filings, provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

            This Joint Filing Agreement may be executed in any number of counterparts, all of which collectively shall constitute one and the same instrument.


         12 February 2003
-------------------------------------
              (Date)


APAX ISRAEL GP INC.                       APAX ISRAEL PARTNERS II, L.P.
                                          BY:  APAX ISRAEL GP INC.
                                                   its General Partner

BY:      /s/  Allan Barkat                BY:      /s/  Allan Barkat
   ----------------------------------        ---------------------------------
             (Signature)                             (Signature)

         Allan Barkat, Director                   Allan Barkat, Director
-------------------------------------     ------------------------------------
              (Name/Title)                             (Name/Title)

APAX EUROPE IV GP CO. LIMITED             APAX EUROPE IV, GP L.P.
                                          BY:  APAX EUROPE IV GP CO. LIMITED
                                                   its General Partner

BY:      /s/ Connie AE Helyar             BY:    /s/ Connie AE Helyar
   ----------------------------------        ---------------------------------
              (Signature)                             (Signature)

         Connie AE Helyar, Director            Connie AE Helyar, Director
-------------------------------------     ------------------------------------
              (Name/Title)                             (Name/Title)